 Home Office:
 Harrison, NY
 Administrative Office
 6400 C Street SW
 Cedar Rapids, IA 54299

April 28, 2026

Transamerica Life Insurance Company
6400 C Street SW
Cedar Rapids, Iowa 52499

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company and Separate Account VA FF with the Securities and Exchange Commission covering group and individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.
Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue group and individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.
Separate Account VA FF is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.
The group and individual variable annuity contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA LIFE INSURANCE COMPANY

_/s/ _ Brian Stallworth___
Brian Stallworth
Assistant General Counsel